Exhibit 10.1

April 2, 2025

Sudhanshu “Dan” Thakkar
10 Excelsior Court
Roslyn, NY 11576

Dear Dan:

This letter of agreement and general release (“Agreement”) confirms our mutual agreement regarding the terms and conditions of your separation from employment with Chimera Investment Corporation and each of its parents, subsidiaries and affiliates (the “Company”). You and the Company agree as follows:

1.

Last Day of Employment; Garden Leave.

a)

Your last day of employment with the Company will be July 1, 2025 or such earlier date as your employment terminates as described below (the “Last Day of Employment”). As of your Last Day of Employment, your employment with the Company will terminate as a termination by the Company without Cause under the Employment Agreement by and between you and the Company, effective March 24, 2023 (the “Employment Agreement”). Effective as of April 2, 2025 (the “Leave Date”), you will cease to serve as Chief Credit & Risk Officer of the Company, and during the period from the Leave Date to your Last Day of Employment (the “Garden Leave Period”), you will be placed on a paid leave of absence as described in Paragraphs 1(b) and 1(c) below. In accordance with the terms and conditions of the Employment Agreement, you hereby resign from any positions you hold as an officer, director, or fiduciary of the Company or any Company-related entity, effective as of the Leave Date, and you agree to execute and deliver to the Company any letters, documents and other instruments the Company reasonably requests that you sign and that are necessary or appropriate to effect such resignations. You acknowledge that this Agreement constitutes written Notice of Termination as described in Section 5(d) of the Employment Agreement.

b)

During the Garden Leave Period, you will continue to receive all payments and benefits to which you otherwise would be entitled, provided you comply with the terms of this Agreement. During the Garden Leave Period, the Company may, at any time, remove any or all of your duties or responsibilities, which will not constitute Good Reason (as defined in the Employment Agreement) or otherwise be deemed a violation of the Employment Agreement.

c)

During the Garden Leave Period:

i)

You shall be an employee of the Company, and you remain subject to all of the Company’s policies and procedures.

ii)

You will not be expected to come to work in the Company’s offices or perform any full-time functions, although you agree to make yourself available to provide such services as the Company may reasonably request, consistent with your prior status as a senior executive, including taking all steps reasonably requested by the Company to effect a successful transition of your responsibilities.

iii)

You will have no authority to bind the Company in any capacity, and you agree not to represent to anyone that you have such authority.

iv)

You will have no access to the Company’s building or any of the Company’s property including, without limitation, its computers, IT systems, networks, or databases (and such access shall be revoked as of the commencement of the Garden Leave Period).

v)

You understand that, with respect to the Company’s benefit plans (including, without limitation, the Company’s 401(k) plan), your eligibility for benefits will be determined in accordance with the terms of the applicable plan, award agreement, or other governing documents and not governed by the terms of this Agreement.

vi)

As of the commencement of the Garden Leave Period, you must return all Company property in your possession as described in Paragraph 5 below.

vii)

You will not commence employment with any entity during the Garden Leave Period.

d)

You will cease participating in all Company benefit plans as of the Last Day of Employment, except that your health coverage under the Company’s health plan will continue through the end of the calendar month in which the Last Day of Employment occurs, pursuant to the terms of such plan.

e)

The noncompetition provision of the Employment Agreement (Section 7(f)(vi)) will expire on April 2, 2026.

f)

The Company confirms that it will no longer monitor your brokerage information through its third-party electronic monitoring platform after the Last Day of Employment. Your obligation not to transfer certain shares of Company stock pursuant to Section 3(c) of the Employment Agreement will continue in effect according to its terms, and you will continue to be subject to the Company’s insider trading policy according to its terms.

2.

Severance.

a)

Regardless of whether you sign this Agreement, you will receive any earned but unpaid base salary through the Last Day of Employment, any vested deferred compensation through the Last Day of Employment in accordance with the documents governing such compensation, and any accrued but unused vacation time as of the Last Day of Employment, which is $52,681.99, less required deductions and withholdings, which shall be payable to you on the next regularly scheduled pay period following the Last Day of Employment, in accordance with the Company’s payroll policies and practices then in effect. You will also receive prompt reimbursement of business expenses reasonably incurred by you but not yet reimbursed by the Company in accordance with the Company’s expense reimbursement policy, and any other vested benefits owed to you under the terms of the Company’s benefit plans.

b)

Provided you timely sign and do not revoke this Agreement within 21 days following the date you receive this Agreement (the “First Release”) and again within 21 days following the Last Day of Employment (the “Second Release”), and you otherwise comply with the terms and conditions of this Agreement, you will receive the following severance benefits (the “Severance Benefits”):

i)

The Company will pay the aggregate amount of $1,300,362.50 (which amount is equal to (A) 12 months of your current base salary plus (B) the greater of your (x) Target Cash Bonus (as defined in the Employment Agreement) or (y) the average of the Annual Cash Bonus awarded for the three most recent calendar years ending on or before the Last Day of Employment, less required deductions and withholdings). Such severance amount shall be paid to you in 12 equal monthly installments commencing within 60 days following the Last Day of Employment, and following the Second Effective Date (as defined below), and in accordance with the Company’s payroll policies and practices then in effect; provided the first installment will include any unpaid installments for the period prior to commencement and the final installment will be paid on or before the date that is 12 months after the Last Day of Employment.

ii)

Provided you timely elect coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will reimburse you for 100% of the monthly COBRA premiums for benefits coverage for you and your eligible dependents under the Company’s healthcare plan (as applicable) for the period following termination of employment through the earlier of: (i) the date at which you become employed at another employer and receive coverage under such other employer’s healthcare, vision, and/or dental plans; or (ii) the date that is the 18 month anniversary of the Last Day of Employment. Such reimbursement will be provided on the payroll date immediately following the date on which you remit the applicable premium payment and will commence within 60 days after the Last Day of Employment, subject to the requirements of Section 409A of the Internal Revenue Code; provided that the first payment will include any reimbursements that would have otherwise been payable during the period beginning on the Last Day of Employment and ending on the date of the first reimbursement payment.

iii)

Your outstanding RSUs that vest solely on the basis of continued employment will vest in full as of the Last Day of Employment and will be paid on the date specified in the applicable RSU agreement.

iv)

Your outstanding PSUs will continue to vest, subject only to the achievement by the Company of the applicable performance goals, as though such termination of employment had not occurred, and will be paid on the date specified in the applicable PSU agreement.

v)

The Company will pay a portion of the Annual Cash Bonus that you would have earned for the 2025 calendar year, based on the degree to which the Company attains applicable Company-wide performance metrics for such year, with any discretionary or personal performance goals treated as having been attained at target (the “Pro-Rata Annual Cash Bonus”). The Pro-Rata Annual Cash Bonus shall be determined by multiplying the Annual Cash Bonus amount determined under the first sentence of this clause (v) by a fraction the numerator of which is the number of days during the 2025 calendar year that you were employed with the Company and the denominator of which is 365. Any Pro-Rata Annual Cash Bonus will be paid in cash when the corresponding Annual Cash Bonus would have been paid to you for such year absent such termination, but no later than March 15, 2026.

c)

No Severance Benefits will be paid or provided unless you sign and do not revoke this Agreement during the 21 day periods described above after both the date you receive this Agreement and the Last Day of Employment. If you sign and do not revoke this Agreement after the date you receive this Agreement, but you do not again sign the Agreement after the Last Day of Employment, or you revoke that signature, the Agreement will remain in effect, except that no Severance Benefits will be paid or provided. However, in that event, you will nevertheless cease to serve as Chief Credit & Risk Officer of the Company (and any other officer, director or fiduciary position) as of the Leave Date, and your employment will terminate on the Last Day of Employment. In the event of a material breach of your obligations under Section 7 of the Employment Agreement, the provisions of Section 5(i) of the Employment Agreement shall apply, and all Severance Benefits shall cease.

3.

Release.

a)

In consideration of your eligibility to receive the Severance Benefits provided for in Paragraph 2(b) above, to the fullest extent permitted by law, you, on behalf of yourself and any person or entity claiming by, through, or under you (including without limitation your heirs, executors, administrators, spouse, personal representatives and assigns), release and discharge the Company and its past, present and future subsidiaries, divisions, affiliates and parents, and their respective current and former officers, directors, employees, attorneys, agents, benefit plans, and/or owners, in their capacities as such, and their respective successors and assigns, and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (collectively, the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, attorneys’ fees and costs, and demands whatsoever (“Claims”) which you (or any person or entity claiming by, through, or under you) have, had, or may have, against the Released Parties or any of them arising at any time from the beginning of the world to the date of each execution of this Agreement, whether known or unknown, accrued or unaccrued, contingent or noncontingent. The Claims described in this subsection (a) include without limitation, (i) any and all Claims relating to your employment with the Company and the cessation thereof, (ii) any and all Claims for discrimination based on age, sex, race, color, disability status, national origin, religion, or any other protected characteristic, including but not limited to, Claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq., the New York State and New York City Human Rights Laws, and all state and local analogues of such statutes, each as amended, (iii) any and all Claims under all federal, state, and local statutes, rules, regulations, or ordinances, each as amended, including but not limited to, the Family and Medical Leave Act of 1993, 29 U.S.C. §§ 2601 et seq., the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. §§2101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq., the New York Labor Laws, the New York Whistleblower Protection Statute (to the fullest extent they may be released under applicable law), the New York Civil Rights Law (N.Y. Civ. Rts. § 1, et seq.), the New York AIDS/HIV confidentiality law (N.Y. Public Health Law § 2780), the New York Equal Pay Law, New York Off-duty Conduct Lawful Activities Discrimination Law, New York Sick Leave Law, New York State Labor Relations Act, Article 23-A of the New York State Corrections Law, New York Family Leave Law, New York Minimum Wage Act, New York Wage and Hour Law, New York Wage Payment Law, New York State Worker Adjustment and Retraining Notification Act, and retaliation provisions of New York Workers’ Compensation Law, and (iv) any and all Claims under the common law of any jurisdiction, including but not limited to, breach of contract, defamation, interference with contractual/prospective contractual relations, invasion of privacy, promissory estoppel, negligence, breach of the covenant of good faith and fair dealing, fraud, infliction of emotional distress, and wrongful discharge; provided, however, that you do not release or discharge the Released Parties from the obligations described in Paragraph 3(d) below. It is your intention that the language relating to the description of Claims in this subsection (a) will be given the broadest possible interpretation permitted by law. It is understood that nothing in this Paragraph 3 is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to you, any such wrongdoing being expressly denied. You represent and warrant that you fully understand the terms of this Agreement, that you have been encouraged to seek, and have sought, the benefit of advice of legal counsel, and that you knowingly and voluntarily, of your own free will, without any duress, being fully informed, and after due deliberation, accept its terms and sign below as your own free act. Except as otherwise provided in this Agreement, you understand that as a result of executing this Agreement, you will not have the right to assert any Claims that the Company or any other of the Released Parties unlawfully terminated your employment or violated any of your rights in connection with your employment or otherwise. You acknowledge that you have not made any claims or allegations related to discrimination, harassment or sexual abuse and none of the termination payments and other consideration provided for under this Agreement are related to discrimination, harassment or sexual abuse.

b)

You agree and covenant not to file, initiate, or join any lawsuit (either individually, with others, or as part of a class), in any forum, pleading, raising, or asserting any Claim(s) barred or released by this Agreement. If you do, and the action is found to be barred in whole or in part by this Agreement, you agree to pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Released Party in defending against those Claims that are found to be barred by this Agreement. Nothing in this Agreement precludes you from challenging the validity of this Agreement under the requirements of the ADEA, and you will not be responsible for reimbursing the attorneys’ fees and costs of the Released Parties in connection with such a challenge to the validity of the release. You, however, acknowledge that this Agreement applies to all Claims that you have under the ADEA, and that, unless the release is held to be invalid, all of your Claims under the ADEA will be extinguished by execution of this Agreement. The parties further agree that nothing in this Agreement will preclude or prevent you from filing a charge with, providing information to, or cooperating with the U.S. Equal Employment Opportunity Commission, the U.S. Securities and Exchange Commission, or other government agency, as described in Paragraph 10 below, and you understand that you do not need the prior authorization of any of the Released Parties prior to taking any such action. You will not seek or accept any relief obtained on your behalf by any government agency, private party, class, or otherwise with respect to any Claims released in this Agreement, and, in the event you receive such monetary relief, the Company will be entitled to an offset for the payments made pursuant to such agreement, except where such limitations are prohibited as a matter of law. This Agreement does not limit your right to receive and retain an award from a government administered whistleblower award program for providing information directly to a government agency relating to a potential violation of law.

c)

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

d)

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits; (iii) any claim to vested benefits under the written terms of a qualified employee benefit plan; (iv) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (v) any claim or right that may arise after the execution of this Agreement; (vi) any claim or right you may have under this Agreement; (vii) any claim or right you have to indemnification, contribution, or defense pursuant to any applicable bylaw, Company policy, or insurance policy; or (viii) any claim that is not otherwise waivable under applicable law.

4.

Violations of Any Law or of the Employment Agreement.

a)

You hereby agree, promise and covenant that during your employment with the Company: (i) you did not violate any federal, state, or local law, statute, or regulation while acting within the scope of your employment with the Company; and (ii) you did not violate any of the obligations and restrictive covenants set forth in your Employment Agreement or any provision of your Employee Confidentiality Agreement (as defined below) (all matters described in clauses (i) and (ii), “Violations”);

b)

You acknowledge and understand that if the Company should discover any such Violation(s) as described in Paragraph 4(a) after your execution of this Agreement and/or your separation from employment with the Company, it will be considered a material breach of this Agreement, and all of the Company’s obligations to you hereunder will become immediately null and void; and

c)

You further represent that: (i) you are not aware of any Violation(s) committed by a Company employee, vendor, or customer acting within the scope of his/her/its employment or business with the Company that have not been previously reported to the Company; and (ii) to the extent you become aware of any such unreported Violation(s), you will report such Violations to the Company’s Legal Department prior to your execution of this Agreement or, with respect to any Violation(s) of which you become aware after such date, within ten days after you become aware of such Violation(s). You also represent that the information contained in the financial statements of Company filed with Securities and Exchange Commission during the time you served as an officer of the Company, fairly presents, in all material respects, the financial condition and results of operations of the Company at the dates of, and for the periods covered by, such financial statements.

5.

Return of Company Documents and Property. Subject to Paragraph 10, you agree that, before the Leave Date, you will deliver to the Company (and will not keep in your possession, recreate or deliver to anyone else) any and all software, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, Confidential Information (as defined in the Employment Agreement), other documents or property, or reproductions of any aforementioned items developed by you pursuant to your employment with the Company or otherwise belonging to the Company. Subject to Paragraph 10, to the extent you have retained any Company property or Confidential Information on any electronic or computer equipment belonging to you or under your control, you agree to so advise the Company and to permanently delete all such property or Confidential Information and all copies, and to allow the Company reasonable access to such equipment for purposes of permanently deleting all such property or Confidential Information. You shall provide such written assurances of your compliance with this Paragraph 5 as the Company may reasonably request.

6.

No Additional Entitlements. You agree that: (i) you have received all entitlements due from the Company relating to your employment with the Company, including but not limited to, all wages earned, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements are due to you other than as set forth in this Agreement; and (ii) the Company shall have the right to deduct from the amounts payable pursuant to this Agreement any money owed to the Company by you for a loan or advance paid to you by the Company during your employment, when allowable by the loan agreement and applicable law.

7.

Cooperation. You agree to give written notice to the Company of any third-party claim against the Company promptly after becoming aware of such claim, and cooperate with the Company, in good faith and upon reasonable request by the Company, in connection with any pending, potential or future claim, investigation or action that directly or indirectly relates to any action, event or activity about which you may have knowledge in connection with or as a result of your employment by the Company. Such cooperation will include all assistance that the Company, its counsel or representatives may reasonably request, including reviewing documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness, in each case consistent with your other obligations under this Agreement and with your other personal and professional commitments after the Last Day of Employment; provided, however, that the Company will promptly pay, or reimburse you for, any reasonable expense that you incur in connection with any cooperation under this Paragraph 7.

8.

Confidentiality of the Agreement. Except as expressly permitted in Paragraph 10 of this Agreement or if otherwise required by law or publicly disclosed by the Company, you agree that you shall not disclose the existence of this Agreement, the terms of this Agreement, or the circumstances giving rise to this Agreement, to any person other than your attorneys, immediate family members, accountants, or financial advisors.

9.

Other Agreements and Obligations. The Company incorporates by reference, as if fully set forth herein, the restrictive covenant and inventions assignment provisions of the Employment Agreement (Sections 7 and 10), and all provisions of the Confidentiality and Proprietary Rights Agreement executed between you and the Company as of December 28, 2020 (the “Employee Confidentiality Agreement”). You agree that, notwithstanding anything in this Agreement to the contrary, the restrictions and obligations set forth in your Employment Agreement and Employee Confidentiality Agreement remain in full force and effect. For the avoidance of doubt, you acknowledge your ongoing obligations under, and agree to comply with Section 7 (Covenants) and Section 10 (Inventions) of the Employment Agreement for the duration(s) as set forth therein, as well as the continuing applicability of Section 9 (Clawback Policy), Section 11 (Assignability; Binding Nature), Section 15 (Severability), Section 17 (Survivorship), Section 18 (Governing Law), and Section 19 (Resolution of Disputes) of the Employment Agreement, as well as the Employee Confidentiality Agreement. The Company acknowledges its agreements and obligations under Section 7 (Covenants) and Section 8 (Indemnification) of the Employment Agreement.

10.

Permitted Conduct.

a)

Notwithstanding anything in this Agreement or elsewhere, nothing shall prevent you from: (i) using and disclosing documents and information in connection with the good faith performance of your duties for the Company or any of its affiliates; (ii) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, filing a charge or complaint with, or otherwise participating, testifying, or assisting in any investigation or proceeding by any governmental or regulatory agency, entity, or official(s) including the Securities and Exchange Commission, the Department of Justice, or any other governmental, law enforcement, or regulatory authority, agency, or commission (collectively, “Governmental Authorities”) regarding a possible violation of any law; (iii) making truthful statements, or disclosing documents and information, (x) to the extent reasonably necessary in connection with any litigation, arbitration or mediation involving your rights or obligations under this Agreement or otherwise in connection with your employment with the Company (or the termination of such employment) or (y) when required by law, by legal process or by any court, arbitrator, mediator or legislative body (including any committee thereof) with actual or apparent jurisdiction to order you to make such statements or to disclose such documents and information, provided that you both give the Company advance notice of any such disclosure to the extent legally allowable and cooperate (at the Company’s sole expense) in good faith with any effort the Company may make to seek a protective order concerning the confidentiality of any such disclosure; (iv) retaining, and using appropriately (e.g., not in connection with violating any non-competition or non-solicitation restriction), documents and information relating to your personal rights and obligations and your rolodex (and electronic equivalents); (v) disclosing your post-employment restrictions in confidence in connection with any potential new employment or business venture; (vi) disclosing documents and information in confidence to any attorney, financial advisor, tax preparer, or other professional for the purpose of securing professional advice; or (vii) using and disclosing documents and information at the request of the Company or its attorneys or agents. Notwithstanding anything in this Agreement or elsewhere, nothing shall prohibit or restrict you from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with Governmental Authorities, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. You do not need the prior authorization of the Company to engage in conduct protected by this subsection, and you do not need to notify the Company that you have engaged in such conduct. You recognize that, in connection with any such activity, you must inform such authority that the information you are providing is confidential. For the avoidance of doubt, you are not permitted to voluntarily reveal to any third-party, including any Governmental Authority, information you came to learn during the course of your work with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege, attorney work product doctrine and/or other applicable legal privileges. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

11.

Non-Admission. It is understood and agreed that neither the execution of this Agreement, nor the terms of the Agreement, constitute an admission of liability to you by the Company or the Company Releasees, and such liability is expressly denied. It is further understood and agreed that no person shall use the Agreement, or the consideration paid pursuant thereto, as evidence of an admission of liability, inasmuch as such liability is expressly denied.

12.

Acknowledgments. You hereby acknowledge that:

a)

The Company advises you to consult with an attorney before signing this Agreement;

b)

You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement, or you have knowingly and voluntarily chosen not to do so;

c)

You freely, voluntarily and knowingly entered into this Agreement after due consideration;

d)

You have had and will have a minimum of 21 days to review and consider this Agreement from each of the date on which you receive this Agreement and the Last Day of Employment;

e)

If you knowingly and voluntarily choose to do so, you may accept the terms of this Agreement before the 21 day consideration period provided for in Paragraph 12(d) above has expired;

f)

You have a right to revoke this Agreement by notifying the undersigned Company representative in writing, via hand delivery, facsimile or electronic mail, within seven days of your execution of this Agreement;

g)

In exchange for your waivers, releases and commitments set forth herein, including your waiver and release of all claims arising under the ADEA, the payments, benefits and other considerations that you are receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein;

h)

No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Agreement. Your employment remains at-will and this Agreement does not confer upon you any right or obligation to continue in the employ of the Company for any period of time; and

i)

You and the Company agree that changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the 21 day consideration period provided for in Paragraph 12(d) above.

13.

Miscellaneous.

a)

Entire Agreement. Subject to Paragraph 9 above, and except as your Employment Agreement and the Employee Confidentiality Agreement has been expressly incorporated by reference, this Agreement sets forth the entire agreement between you and the Company and replaces any other oral or written agreement between you and the Company relating to the subject matter of this Agreement.

b)

Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties’ respective heirs, executors, administrators, legal representatives and assigns.

c)

Governing Law. This Agreement shall be construed, performed, enforced and in all respects governed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof. Additionally, all disputes arising from or related to this Agreement shall be brought in a state or federal court situated in the State of New York, New York County, and the parties hereby expressly consent to the jurisdiction of such courts for all purposes related to resolving such disputes.

d)

Severability. Should any provision of this Agreement be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.

e)

Amendments. This Agreement may not be modified or amended, except upon the express written consent of both you and the Company.

f)

Breach. You acknowledge that if you breach your commitments to the Company agreed upon in this Agreement, you will forfeit the Severance Benefits set forth in

Paragraph 2(b) and will be subject to suit by the Company for damages and equitable relief relating to such breach.

g)

Waiver. A waiver by either party hereto of a breach of any term or provision of the Agreement shall not be construed as a waiver of any subsequent breach.

h)

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

i)

Effective Date. This Agreement shall become effective for the first time upon the expiration of the seven day revocation period provided for in Paragraph 12(f) above following the date you receive this Agreement and shall become effective for the second time upon the expiration of the seven day revocation period provided for in Paragraph 12(f) above following the Last Day of Employment (the “Second Effective Date”), provided that you have timely signed and not revoked this Agreement during the applicable 21 day period on or following each of the date you receive this Agreement and the Last Day of Employment.

[Signature page follows]

If the above accurately states our agreement, including the separation, waiver and release, kindly sign below and return the Agreement to me within 21 days after you receive this Agreement and again within 21 days following the Last Day of Employment. I will sign it and return a copy to you.

Sincerely,

CHIMERA INVESTMENT CORPORATION

By: /s/ Phillip J. Kardis II

Title: President & Chief Executive Officer

Date: April 4, 2025

FIRST RELEASE: to be signed within 21 days following the date you receive this Agreement

UNDERSTOOD, AGREED TO AND ACCEPTED WITH THE INTENTION TO BE LEGALLY BOUND:

/s/ Dan Sudhanshu Thakkar

Date: April 4, 2025

SECOND RELEASE: to be signed within 21 days following the Last Day of Employment

UNDERSTOOD, AGREED TO AND ACCEPTED WITH THE INTENTION TO BE LEGALLY BOUND:
___________________________________
Sudhanshu Thakkar

Date: ______________________________